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                                                          Exhibit 99.1


                    RENAISSANCERE SIGNS DEFINITIVE AGREEMENT

                     TO ACQUIRE NOBEL OPERATING SUBSIDIARIES



HAMILTON, Bermuda, December 19, 1997 - RenaissanceRe Holdings Ltd. (NYSE: RNR) and Nobel Insurance Limited (NASDAQ: NOBLF) announced today that RenaissanceRe Holdings has agreed to acquire the operating subsidiaries of Nobel in exchange for $54.1 million in cash. Following the acquisition, Nobel expects to liquidate and to distribute cash proceeds to its stockholders in an amount of $14.00 per share, representing approximately $63.0 million in the aggregate, although the timing and manner of distribution has not been decided.

RenaissanceRe Holdings has established a U.S. holding company to hold the Nobel operating companies. The acquisition will be financed with bank debt and cash but is not subject to a financing condition. In addition to the cash payment to acquire the Nobel subsidiaries, RenaissanceRe Holdings has agreed to provide up to $8.9 million of limited recourse financing to Nobel to support certain of Nobel's obligations in the liquidation. In connection with the transaction, Nobel's lead casualty reinsurer, American Re-Insurance Company, and Inter-Ocean Reinsurance Company Ltd. have agreed to provide reinsurance for casualty business acquired from Nobel with respect to future and prior accident years. Consummation of the acquisition of the Nobel operating subsidiaries by RenaissanceRe Holdings is subject to customary conditions including the approval by Nobel's shareholders and the receipt of regulatory and other third party approvals.

James N. Stanard, RenaissanceRe Holdings' Chairman, President and Chief Executive Officer, said: "Having had an excellent relationship with Nobel as their lead catastrophe reinsurer, we have confidence in their management team. This transaction combines the skills of our organizations. RenaissanceRe Holdings provides catastrophe risk analytic and capital management skills; Nobel provides an operating platform for primary specialty insurance business."

Keith S. Hynes, RenaissanceRe Holdings' Executive Vice President responsible for primary insurance, commented: "We are looking forward to working with Nobel in the development of their specialty insurance businesses. Nobel has developed an excellent book of low-value dwelling business and is the leading casualty underwriter for the explosives industry. Nobel has 20 years of experience in these franchise businesses."

Jeffry K. Amsbaugh, Nobel's President and Chief Executive Officer commented: "We are happy to be joining RenaissanceRe Holdings' group. Being part of the group will provide us with enhanced risk management and capital management skills and resources. The Nobel management team is very supportive of this transaction."



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Nobel's principal business is the service and underwriting of commercial property, casualty and surety risks for specialized industries, and personal lines property coverage for low-value dwellings. The company's commercial business is marketed nationally while its personal lines/low-value dwelling business has been focused on the Southeast. Nobel Insurance Company is the principal operating unit. It is a Texas domiciled company admitted in all 50 states. Gross premiums written were $83.7 million for 1996. Nobel Insurance Company's GAAP equity was $43.7 million at September 30, 1997.

RenaissanceRe Holdings Ltd., through its subsidiaries, Renaissance Reinsurance Ltd., Glencoe Insurance Ltd. and DeSoto Insurance Company, is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.


         CONTACT:          John M. Lummis                John D. Nichols, Jr.
                           Senior Vice President         Vice President
                           and Chief Financial           and Treasurer
                           Officer                       (441) 295-4513
                           (441) 295-4513

                           or

                           Michael Seely
                           Investors Access Corp.
                           (212) 692-9060

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